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                                                                EXHIBIT 10.16


                              EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT (this "Agreement") is entered into as of ________ ___, 1997, by and between EAGLE GEOPHYSICAL, INC., a Delaware corporation (the "Company"), and JAY N. SILVERMAN (the "Executive").

         The Company desires to employ the Executive and the Executive desires to accept employment with the Company, on the terms and conditions of this Agreement.

         Accordingly, the parties agree as follows:

         1.      Employment, Duties and Acceptance.

                 1.1 Employment by the Company and Duties. The Company hereby agrees to employ the Executive for a term commencing on the effective date (the "IPO Date") of the initial public offering of the Company's common stock (the "IPO"), and expiring at the end of the day three (3) years from the IPO Date (such date, or later date to which this Agreement is extended in accordance with the terms hereof, the "Termination Date"), unless earlier terminated as provided in Section 4 or unless extended as provided herein (the "Term"). The Term shall be automatically extended commencing on the Termination Date and on each Termination Date thereafter (each such date being a "Renewal Date"), so as to terminate one (1) year from such Renewal Date, unless and until at least ninety (90) days prior to a Renewal Date either party hereto gives written notice to the other that the Term should not be further extended after the next Renewal Date, in which event the Termination Date shall be the Renewal Date following such notice. Notwithstanding the foregoing or anything herein to the contrary, this Agreement shall terminate and the parties shall have no further rights or obligations with respect hereto if the IPO is not effective on or before December 31, 1997. During the Term, the Executive shall serve in the capacity of President of the Company, and shall also serve in those offices and directorships of subsidiary corporations or entities of the Company to which he may from time to time be appointed or elected. During the Term, the Executive shall devote all reasonable efforts and all of his business time and services to the Company, subject to the direction of the Board of Directors of the Company (the "Board"). The Executive shall not engage in any other business activities except for passive investments in corporations or partnerships not engaged in the Company Business (as hereinafter defined) pursuant to Section 3 hereof.

                 1.2 Acceptance of Employment by the Executive. The Executive hereby accepts such employment and shall render the services and perform the duties described above.

         2.      Compensation and Other Benefits.

                 2.1 Annual Salary. The Company shall pay to the Executive an annual salary at a rate of not less than two hundred sixty thousand dollars ($260,000) per year (the "Annual Salary"), subject to increase at the sole discretion of the Board; provided, however, that the Annual Salary shall be increased effective as of January 1 of each year during the Term at a






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minimum by a percentage equal to the percentage increase in the Consumer Price
Index (Urban - Houston Metropolitan Area) for the previous calendar year. The Annual Salary shall be payable in accordance with the payroll policies of the Company as from time to time in effect, but in no event less frequently than once each month, less such deductions as shall be required to be withheld by applicable law and regulations.

                 2.2      Incentive Bonuses.

                          2.2.1   Base Incentive Bonus.  The Executive shall
receive an incentive bonus, if earned, with respect to each fiscal quarter ending during the Term (the "Base Incentive Bonus"), equal to twenty-five percent (25%) of the Annual Salary in effect during such quarter; provided, however, that the Base Incentive Bonus for a fiscal quarter shall only be payable if the Gross Margin (as hereinafter defined) for such fiscal quarter equals or exceeds 17%.

                          2.2.2   Additional Incentive Bonus.  The Executive
shall receive an additional incentive bonus, if earned, with respect to the fiscal years ending during the Term (the "Additional Incentive Bonus"); provided, however, that an Additional Incentive Bonus for a fiscal year shall only be payable if the Company earns Pre-Tax Profits (as hereinafter defined) for such fiscal year. The Base Incentive Bonus and Additional Incentive Bonus are hereinafter collectively referred to as the "Incentive Bonuses."

                          2.2.3   Definitions.

                                  "Chief Financial Officer" means the chief
financial officer of the Company.

                                  "Code" means the Internal Revenue Code of
1986, as amended.

                                  "Gross Margin" means the amount of revenues
less all expenses except for depreciation, amortization, interest, taxes and overhead of the Onshore Business calculated by the Chief Financial Officer applying such accounting principles and assumptions as may be reasonable.

                                  "Pre-Tax Profits" means the amount of pre-tax
profits of the Company calculated by the Chief Financial Officer applying generally accepted accounting principles and such other accounting principles and assumptions as may be reasonable.

                                  "Onshore Business" means the onshore seismic
data acquisition business conducted by the Company and any company or other entity that is a direct or indirect wholly owned subsidiary of the Company (including any profits allocated to the Company or any such subsidiary through its participation in or ownership of an interest in a partnership, venture, corporation or other entity).

                          2.2.4   Calculation of Additional Incentive Bonus.
If the Company earns Pre-Tax Profits for a fiscal year, the Executive shall receive an Additional Incentive Bonus equal to the Applicable Percentage set forth in the table below of the Pre-Tax Profits.





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
             Pre-Tax Profits
      (percent of gross revenues)                Applicable Percentage
   ----------------------------------            ---------------------
   greater than 0%, but less than 10%                       4%

      equal to or greater than 10%                          5%

                          2.2.5   Payment of Incentive Bonuses.  The Chief
Financial Officer shall calculate the Gross Margin and Pre-Tax Profits, if any, and any Base Incentive Bonus and Additional Incentive Bonus payable to the Executive in connection therewith, shall certify such calculations and shall deliver such calculations to the Executive and the Chairman of the Compensation Committee of the Company (for his review and approval) as soon as reasonably practicable after the end of each fiscal quarter, in the case of the Base Incentive Bonus, and the end of each fiscal year, in the case of the Base Incentive Bonus and Additional Incentive Bonus, but in any event within seventy-five (75) days following the end of the applicable fiscal period. Any Base Incentive Bonus and Additional Incentive Bonus payable hereunder shall be paid by the Company to the Executive within fifteen (15) days of delivery of such calculations by the Chief Financial Officer and in any event within ninety
(90) days following the end of the applicable fiscal period.

                          2.2.6      Proration of Bonuses.

                              2.2.6.1  For purposes of determining the Base
Incentive Bonus payable to Executive hereunder attributable to the Company's fiscal quarter ending September 30, 1997, the amount of such bonus will equal twenty-five percent (25%) of the Annual Salary in effect during such quarter multiplied by a fraction, the numerator of which is the number of days during the period beginning on the IPO Date and ending on the last day of such quarter (such period being referred to herein as the "Calculation Period") and the demoninator of which is the total number of days in such quarter; provided, however, that the Base Incentive Bonus for the fiscal quarter ending September 30, 1997 shall only be payable if the Gross Margin during the Calculation Period equals or exceeds 17%.

                              2.2.6.2  Executive shall be entitled to a
payment of a Base Incentive Bonus for the fiscal quarter of the Company during which the Termination Date occurs (the "Termination Quarter"), calculated in accordance with this subsection 2.2.6.2. For purposes of determining the Base Incentive Bonus payable to Executive hereunder attributable to the Termination Quarter, the amount of such bonus will equal twenty-five percent (25%) of the Annual Salary in effect at the beginning of the Termination Quarter multiplied by a fraction, the numerator of which is the number of days during the period beginning on the first day of the Termination Quarter and ending on the Termination Date and the demoninator of which is the number of days in the Termination Quarter; provided, however, that the Base Incentive Bonus for the Termination Quarter shall only be payable if the Gross Margin during the Termination Quarter equals or exceeds 17%.



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                              2.2.6.3  For purposes of determining the
Additional Incentive Bonus payable to Executive hereunder attributable to the Company's fiscal year ending December 31, 1997, the amount of Pre-Tax Profits and gross revenues used for the calculation pursuant to subsection 2.2.4 above will be only those Pre-Tax Profits and gross revenues attained by the Company during the period beginning on the IPO Date and ending on December 31, 1997.

                              2.2.6.4  Executive shall be entitled to a
payment of an Additional Incentive Bonus for any fiscal year of the Company during which the Termination Date occurs (the "Termination Year"), calculated in accordance with this subsection 2.2.6.4. For purposes of determining the Additional Incentive Bonus payable to Executive hereunder attributable to the Termination Year, the amount of the Additional Incentive Bonus will be equal to the amount otherwise determined pursuant to subsection 2.2.4 for the Termination Year multiplied by a fraction, the numerator of which is the number of days from the beginning of the Termination Year to the Termination Date and the denominator of which is 365.


                 2.3 Grant of Option. The Company agrees to grant the Executive, pursuant to the terms of the Company's Option Plan (the "Option Plan") created in connection with the IPO, options to acquire one hundred fifty thousand (150,000) shares of the Company's common stock (the "Options"), at an exercise price equal to the offering price of the common stock of the Company sold pursuant to the IPO (the "IPO Price"). The options shall vest over a period of three years, with Options to acquire 50,000 shares vesting on each of the first three anniversaries of the IPO Date, subject to the terms of the Option Plan. The Company agrees to use all reasonable efforts, consistent with the foregoing, to ensure that the maximum number of Options permitted by applicable law meet all requirements for treatment as Incentive Stock Options under the Code, and that the grant of the Options meets the requirements of Rule 16b-3, promulgated under Section 16 of the Securities Exchange Act of 1934, as amended.

                 2.4 Vacation Policy. The Executive shall be entitled to a paid vacation of four weeks during each year of the Term.

                 2.5 Participation in Employee Benefit Plans. The Company agrees to permit the Executive during the Term, if and to the extent eligible, to participate in any group life, hospitalization or disability insurance plan, health program, pension plan, similar benefit plan or other so called "fringe benefits" of the Company (collectively, "Benefits") which may be available to other executives of the Company on terms no less favorable to the Executive than the terms offered to such other executives. The Company agrees to use its best efforts to obtain immediate coverage for the Executive upon the commencement of the Term under its existing or newly adopted medical expense and hospitalization plan for employees without premium surcharge and without exclusions for disclosed preexisting conditions. The Company shall obtain a ten year level term life insurance policy insuring the life of the Executive in the amount of one million dollars, with beneficiaries designated pursuant to the Executive's instructions. The Company also shall provide disability insurance for the Executive, which shall provide for payments based on 60% of the total compensation paid to the Executive for the prior fiscal year upon his disability. For purposes of the foregoing sentence, the total compensation of the Executive shall be no less than the Annual Salary and no more than one million dollars. The Executive shall cooperate with the Company in applying





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for such coverage, including submitting to a physical exam and providing all relevant health and personal data.

                 2.6 General Business Expenses. The Company shall pay or reimburse the Executive for all expenses reasonably and necessarily incurred by the Executive during the Term in the performance of the Executive's services under this Agreement. Such payment shall be made upon presentation of such documentation as the Company customarily requires of its senior executive employees prior to making such payments or reimbursements.

                 2.7 Company Car and Cellular Telephone. The Company shall pay the Executive a car allowance of nine hundred and no/100 Dollars ($900.00) per month, which the Executive may apply, in his discretion, to the cost associated with purchasing or leasing and insuring an automobile of the Executive's choice. The Executive may use the automobile for personal as well as business purposes. The Company shall also furnish the Executive with a cellular telephone of his choice and the Company shall pay all charges in connection with the use thereof, other than charges for calls not related to the Executive's duties hereunder.

                 2.8      Company Loan to the Executive.

                          2.8.1   Loan and Purchase of Shares.  The Executive
shall purchase twenty-five thousand (25,000) shares of the Company's common stock (the "Executive Shares") at the IPO Price (as estimated by the Company) prior to the IPO. The Company shall loan (the "Loan") to the Executive an amount equal to the total purchase price of such shares (25,000 multiplied by the estimated IPO Price) (the "Loan Amount"). After the IPO, the purchase price of the Executive Shares shall be adjusted to the actual IPO Price, and the Loan Amount shall be adjusted to reflect such IPO Price. The Loan Amount shall accrue interest at the rate of 6% per annum, which interest shall be payable quarterly by the Executive to the Company as such interest accrues.
The principal of the Loan shall be payable in sixty (60) equal monthly payments beginning on the third anniversary of the date of the Loan. All amounts payable in connection with the Loan shall be payable by the Executive to the Company on or before the fifth day of the month in which such payment is due. In any event, all outstanding principal and interest payable pursuant to the Loan shall be payable by the Executive to the Company on or before the eighth anniversary of the date of the Loan. The Company shall have a contractual right of set-off of any amounts payable by the Company to the Executive for any and all liabilities or obligations of the Executive to the Company.

                          2.8.2   Pledge and Acceleration.  The Loan shall be
secured by a pledge of the Executive Shares, and the Executive shall deliver to the Company an executed Security Agreement - Pledge (in a form reasonably satisfactory to the Company and the Executive), an executed Stock Power and the Executive Shares contemporaneously with the Loan and the acquisition of the Executive Shares. The Loan shall be fully recourse against the Executive;





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provided, however, that if the Executive is terminated by the Company without
Cause (as hereinafter defined), including constructive termination without Cause pursuant to Section 4.6 hereof, the Loan shall become recourse only to the Executive Shares, and upon any default by the Executive in repayment of the Loan, any proceeds from the sale of the Executive Shares in excess of the amounts owed by the Executive to the Company shall be paid by the Company to the Executive, pursuant to the terms of the Security Agreement - Pledge. Notwithstanding the payment terms set forth in Section 2.8.1 hereof, all unpaid principal and accrued and unpaid interest under the Loan shall become immediately due and payable upon the occurrence of (i) the termination of the Executive's employment hereunder with Cause pursuant to Section 4.2 hereof, or
(ii) the termination of this Agreement by the Executive pursuant to Section 4.4 hereof.

                 2.9      Section 162(m) Compensation Deferral.
Notwithstanding anything herein to the contrary, if the total compensation payable to the Executive by the Company during any year would cause the Company to lose the federal income tax deduction for any portion of such compensation under Section 162(m) of the Code: (a) the amount of compensation payable by the Company to the Executive during such year shall be reduced to the maximum amount for which the Company may receive a current deduction under Section 162(m) of the Code, and (b) the excess of such compensation shall be deferred and paid by the Company to the Executive (without interest) at such time (whether during the Term or after the expiration of the Term) as the Company may pay such deferred compensation to the Executive and receive a corresponding federal income tax deduction under Section 162(m) of the Code.

                 2.10 Excess Parachute Savings Clause. Notwithstanding anything herein to the contrary, if any portion of the amount payable to the Executive by the Company under this Section 2 or any other provision of this Agreement, or any other amount payable to the Executive pursuant to any other agreement with or plan of the Company that would constitute a "parachute payment" (in the aggregate, the "Total Payments"), would constitute an "excess parachute payment," then the payments to be made to the Executive under this Agreement shall be reduced, without any further action by the Company or the Executive, such that the value of the Total Payments that Executive is entitled to receive shall be One Dollar ($1.00) less than the maximum amount which the Executive may receive without becoming subject to the tax imposed by Section 4999 of the Code, or which the Company may pay without loss or deduction under
Section 280G(a) of the Code. For purposes of this Agreement, the terms "excess parachute payment" and "parachute payment" shall have the meanings assigned to them in Section 280G of the Code, and such "parachute payments" shall be valued as provided therein.

                 2.11 Increase of Executive's Responsibilities. If, by virtue of merger, consolidation or acquisition, (i) there is a substantial increase in the assets or revenues of the Company and a corresponding substantial increase in the responsibilities of the Executive or (ii) there is a direct and material adverse effect on the bonuses otherwise payable to Executive pursuant to this agreement, the Company agrees to evaluate whether an adjustment to the compensation payable to the Executive pursuant to this Agreement is appropriate to properly compensate the Executive.





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         3.      Non-Competition, Confidentiality and Company Property.

                 3.1 Covenants Against Competition. The Executive acknowledges that (i) the Company is currently engaged in the business of owning, managing and operating seismic data acquisition equipment and hiring and managing crews to operate such equipment, which equipment and crews are contracted or hired for the purpose of performing geological surveys and acquiring seismic data onshore and offshore (the "Company Business"); (ii) his work for the Company will give him access to trade secrets of and confidential information concerning the Company; and (iii) the agreements and covenants contained in this Agreement are essential to protect the business and goodwill of the Company. Accordingly, the Executive covenants and agrees as follows:

                          3.1.1   Non-Compete.  As an independent covenant, and
in order to enforce the provision of Sections 3.1.2 through 3.1.6 hereof and the other provisions of this Agreement, the Executive agrees that he shall not during the Restricted Period (as hereinafter defined) within a two hundred
(200) mile radius of any office maintained by the Company within one year prior to the end of the Term, including, without limitation, the office address specified from time to time pursuant to Section 7.2 hereof and any field offices, directly or indirectly (except in the Executive's capacity as an officer of the Company), (i) engage or participate in the Company Business;
(ii) enter the employ of, or render any other services to, any person engaged in the Company Business except as permitted hereunder; or (iii) become interested in any such person in any capacity, including, without limitation, as an individual, partner, shareholder, lender, officer, director, principal, agent or trustee except as permitted hereunder; provided, however, that the Executive may own, directly or indirectly, solely as an investment, securities of any person traded on any national securities exchange or listed on the National Association of Securities Dealers Automated Quotation System if the Executive is not a controlling person of, or a member of a group which controls, such person and the Executive does not, directly or indirectly, own 5% or more of any class of equity securities, or securities convertible into or exercisable or exchangeable for 5% or more of any class of equity securities, of such person. As used herein, and in Sections 3.1.2 and 3.1.6 the "Restricted Period" shall mean a period commencing on the date hereof and terminating upon the first to occur of (a) the date on which the Company terminates or is deemed to terminate the Executive's employment without Cause (as hereinafter defined), (b) the date the Executive terminates or is deemed to terminate his employment pursuant to Section 4.6 hereof or (c) the date of termination of this Agreement; provided, however, that if the Company shall have terminated the Executive's employment for Cause and such Cause in fact exists or if the Executive shall have terminated his employment with the Company in breach of the terms of this Agreement, the Restricted Period shall end one (1) year following the termination of the Executive's employment hereunder.

                          3.1.2   Customers.  As an independent covenant, the
Executive also agrees to refrain during the Restricted Period, without written permission from the Company, from diverting, taking, soliciting and/or accepting on his own behalf or on the behalf of another person, firm, or company, the business of any past or present customer of the Company, its divisions, subsidiaries and/or other affiliated entities, or any identified prospective or potential customer of the Company, its divisions, subsidiaries and/or affiliated entities, whose identity became known to the Executive through his employment by the Company.





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                          3.1.3   Confidential Information.

                                  3.1.3.1  The Executive acknowledges that the
Company has a legitimate and continuing proprietary interest in the protection of its confidential information and that it has invested substantial sums and will continue to invest substantial sums to develop, maintain and protect confidential information. The Company agrees to provide the Executive access to confidential information in conjunction with the Executive's duties, including, without limitation, information of a technical and business nature regarding the Company's past, current or anticipated business that may encompass financial information, financial figures, trade secrets, customer lists, details of client or consultant contracts, pricing policies, operational methods, marketing plans or strategies, product development techniques or plans, business acquisition plans, Company employee information, organizational charts, new personnel acquisition plans, technical processes, designs and design projects, inventions and research projects, ideas, discoveries, inventions, improvements, trade secrets, design specifications, writings and other works of authorship. In exchange, as an independent covenant, the Executive agrees not to make any unauthorized use, publication, or disclosure, during or subsequent to his employment by the Company, of any Intellectual Property of a confidential or trade secret nature, generated or acquired by him during the course of his employment, except to the extent that the disclosure of Intellectual Property Information is necessary to fulfill his responsibilities as an employee of the Company. The Executive understands that confidential matters and trade secrets include information not generally known by or available to the public about or belonging to the Company, its divisions, subsidiaries, and related affiliates, or belonging to other companies to whom the Company, its divisions, subsidiaries, and related affiliates, may have an obligation to maintain information in confidence, and that authorization for public disclosure may only be obtained through the Company's written consent.

                                  3.1.3.2  The Executive further agrees not to
disclose to the Company, or induce any personnel of the Company to use, any confidential information, trade secret, or confidential material belonging to others.

                                  3.1.3.3  The Executive agrees that the
covenants set forth in Sections 3.1.3.1 and 3.1.3.2 are independent covenants and indefinite obligations binding upon the Executive both during and after the termination of the Executive's relationship with the Company.

                          3.1.4   Property of the Company.  All memoranda,
notes, lists, records, engineering drawings, technical specifications and related documents and other documents or papers (and all copies thereof) relating to the Company, including such items stored in computer memories, microfiche or by any other means, made or compiled by or on behalf of the Executive after the date hereof, or made available to the Executive after the date hereof relating to the Company, its affiliates or any entity which may hereafter become an affiliate thereof, shall be the property of the Company, and shall be delivered to the Company promptly upon the termination of the Executive's employment with the Company or at any other time upon request; provided, however, that the Executive's address books, diaries, chronological correspondence files and rolodex files shall be deemed to be property of the Executive.





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                          3.1.5   Original Material.  The Executive agrees that
any inventions, discoveries, improvements, ideas, concepts or original works of authorship relating directly to the Company Business, including without limitation information of a technical or business nature such as ideas, discoveries, designs, inventions, improvements, trade secrets, know-how, manufacturing processes, product formulae, design specifications, writings and other works of authorship, computer programs, financial figures, marketing plans, customer lists and data, business plans or methods and the like, which relate in any manner to the actual or anticipated business or the actual or anticipated areas of research and development of the Company and its divisions, subsidiaries, affiliates, or related entities, whether or not protectable by patent or copyright, that have been originated, developed or reduced to practice by the Executive alone or jointly with others during the Executive's employment with the Company shall be the property of and belong exclusively to the Company. The Executive shall promptly and fully disclose to the Company the origination or development by the Executive of any such material and shall provide the Company with any information that it may reasonably request about such material. Either during the subsequent to the Executive's employment, upon the request and at the expense of the Company or its nominee, and for no remuneration in addition to that due the Executive pursuant to his employment by the Company, but at no expense to him, the Executive agrees to execute, acknowledge, and deliver to the Company or its attorneys any and all instruments which, in the judgment of the Company or its attorneys, may be necessary or desirable to secure or maintain for the benefit of the Company adequate patent, copyright, and other property rights in the United States and foreign countries with respect to any such inventions, improvements, ideas, concepts, or original works of authorship embraced within this Agreement.

                          3.1.6   Employees of the Company and its Affiliates.
As an independent covenant, the Executive agrees to refrain during the restricted Period from inducing or attempting to influence any employee of the Company, its divisions, subsidiaries and/or affiliated entities to terminate his employment.

                          3.1.7   Company's Interest.  The Executive further
agrees that these covenants are made to protect the legitimate business interests of the Company, including interests in the Company's property described in and pursuant to Section 3.1.4 and Section 3.1.5, and not to restrict his mobility or to prevent him from utilizing his general technical skills. The Executive understands as a part of these covenants that the Company intends to exercise whatever legal recourse against him for any breach of this Agreement and, in particular, for any breach of these covenants.

                 3.2 Rights and Remedies Upon Breach. If the Executive breaches, any of the provisions contained in Section 3.1 of this Agreement (the "Restrictive Covenants"), the Company shall have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity:

                          3.2.1   Specific Performance.  The right and remedy
to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach of the Restrictive Covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company.





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                          3.2.2   Accounting.  The right and remedy to require
the Executive to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits derived or received by the Executive as the result of any action constituting a breach of the Restrictive Covenants.

                 3.3 Severability of Covenants. The Executive acknowledges and agrees that the Restrictive Covenants are reasonable and valid in duration and geographical scope and in all other respects. If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect without regard to the invalid portions.

                 3.4 Court Review. If any court determines that any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or geographical scope of, or scope of activities restrained by, such provision, such court shall have the power to reduce the duration or scope of such provision, as the case may be, and, in its reduced form, such provision shall then be enforceable.

                 3.5 Enforceability in Jurisdictions. The Company and the Executive intend to and hereby confer jurisdiction to enforce the Restrictive Covenants upon the courts of any jurisdiction within the geographical scope of such Restrictive Covenants. If the courts of any one or more of such jurisdictions hold the Restrictive Covenants unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the Company that such determination not bar or in any way affect the right of the Company to the relief provided above in the courts of any other jurisdiction within the geographical scope of such Restrictive Covenants, as to breaches of such Restrictive Covenants in such other respective jurisdictions, such Restrictive Covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

         4.      Termination.

                 4.1 Termination Upon Death. If the Executive dies during the Term, this Agreement shall terminate; provided, however, that in any such event, the Company shall pay to the Executive's estate any portion of the Annual Salary and any fully-earned Incentive Bonuses that shall have been earned by the Executive prior to the termination but not yet paid, any Benefits that have vested in the Executive at the time of such termination as a result of his participation in any of the Company's benefit plans shall be paid to the Executive, or to his estate or designated beneficiary, in accordance with the provisions of such plan; and the Company shall reimburse the Executive, or his estate, for any expenses with respect to which the Executive is entitled to reimbursement pursuant to Section 2.6 of this Agreement, and the Executive's right to indemnification, payment or reimbursement pursuant to Section 6 of this Agreement shall not be affected by such termination and shall continue in full force and effect, both with respect to proceedings that are threatened, pending or completed at the date of such termination and with respect to proceedings that are threatened, pending or completed after that date.

                 4.2 Termination With Cause. The Company has the right, at any time during the Term, subject to all of the provisions hereof, exercisable by serving notice, effective on or after the date of service of such notice as specified therein, to terminate the Executive's employment under this Agreement and discharge the Executive with Cause. If such right is exercised, the Company's obligation to the Executive shall be limited solely to the payment of unpaid Annual Salary accrued, together with earned but unpaid Incentive Bonuses, if any, and Benefits vested up to the effective date specified in the Company's notice of termination. As used in this Agreement, the term "Cause" shall mean and include (i) chronic alcoholism or controlled substance abuse as determined by a doctor mutually acceptable to the Company and the Executive, (ii) an act of proven fraud or dishonesty on the part of the Executive with respect to the Company or its subsidiaries; (iii) knowing and material failure by the Executive to comply with material applicable laws and regulations relating to the business of the Company or its subsidiaries; (iv) the Executive's material and continuing failure to perform (as opposed to unsatisfactory performance) his duties hereunder or a material breach by the Executive of this Agreement except, in each case, where such failure or breach is caused by the illness or other similar incapacity or disability of the Executive; or (v) conviction of a crime involving moral turpitude or a felony. Prior to the effectiveness of termination for Cause under subclause (i), (ii), (iii) or (iv) above, the Executive shall be given 30 days' prior notice from the Board specifically identifying the reasons which are alleged to constitute Cause for any termination hereunder and an opportunity to be heard by the Board in the event the Executive disputes such allegations.

                 4.3 Termination Without Cause. The Company has the right, at any time during the Term, subject to all of the provisions hereof, exercisable by serving notice, effective on or after the date of service of such notice as specified therein, to terminate the Executive's employment under this Agreement and discharge the Executive without Cause. If the Executive is terminated during the Term without Cause (including any termination which is deemed to be a constructive termination without Cause under Section 4.6 hereof), the Company's obligation to the Executive shall be limited solely to
(i) loss of the Company's recourse against the Executive for amounts owed in connection with the Loan (pursuant to Section 2.8 hereof), (ii) vesting of all stock options granted to the Executive by the Company, and (iii) the payment, at the times and upon the terms provided for herein, of (a) two times the average of the total compensation paid by the Company to the Executive for the three previous years (or, if this Agreement has been in effect for less than three years at the time of such termination, the total compensation earned by the Executive during such period divided by the number of days in the Term and then multiplied by 730) and (b) any unpaid Incentive Bonuses and Benefits awarded or accrued up to the date of termination. In the event of a termination by the Company without Cause within 180 days after a Change of Control (as hereinafter defined), including a constructive termination without Cause pursuant to Section 4.6, the amounts due to the Executive pursuant to this Section 4.3 shall be due and payable in one lump-sum payment within 60 days after such termination. In all other cases, any amounts due to the Executive pursuant to this Section 4.3 shall be due and payable in twenty-four
(24) equal monthly payments beginning thirty (30) days after the date of termination.

                 4.4 Termination by the Executive. Any termination of this Agreement by the Executive during the Term, except such termination as is deemed to be a constructive termination without Cause by the Company under
Section 4.6 of this Agreement, shall be deemed to be a breach of the terms of this Agreement for the purposes of Section 3.1.1 hereof and shall entitle the Company to discontinue payment of all Annual Salary, Incentive Bonuses and Benefits not earned and payable prior to the date of such termination.

                 4.5 Termination upon Disability. If during the Term the Executive becomes physically or mentally disabled, whether totally or partially, as evidenced by the written statement of a competent physician licensed to practice medicine in the United States who is mutually acceptable to the Company and the Executive or his closest relative if he is not then able to make such a choice, so that the Executive is unable substantially to perform his services hereunder for (i) a period of four consecutive months, or (ii) for shorter periods aggregating six months during any twelve-month period, the Company may at any time after the last day of the four consecutive months of disability or the day on which the shorter periods of disability equal an aggregate of six months, by written notice to the Executive, terminate the Executive's employment hereunder and discontinue payments of the Annual Salary, Incentive Bonuses and Benefits accruing from and after the date of such termination. The Executive shall be entitled to the full compensation payable to him hereunder for periods of disability shorter than the periods specified in clauses (i) and (ii) of the previous sentence.

                 4.6 Constructive Termination Without Cause. Notwithstanding any other provision of this Agreement, the Executive's employment under this Agreement may be terminated during the Term by the Executive, which shall be deemed to be constructive termination by the Company without Cause, if one of the following events shall occur without the consent of the Executive: (i) a failure to elect or reelect or to appoint or reappoint the Executive to the office of President of the Company or other material change by the Company of the Executive's functions, duties or responsibilities which change would reduce the ranking or level, dignity, responsibility, importance or scope of the Executive's position with the Company from the position and attributes thereof described in Section 1 above; (ii) the assignment or reassignment by the Company of the Executive to a location not within 35 miles of the Company's current location; (iii) the liquidation, dissolution, consolidation or merger of the Company, or transfer of all or substantially all of its assets, other than a transaction in which a successor corporation with a net worth substantially the same as or greater than that of the Company assumes this Agreement and all obligations and undertakings of the Company hereunder; (iv) a reduction in the Executive's fixed salary or change by the Company without the consent of the Executive in the method of determining the Executive's annual bonus that results in a reduction of such annual bonus; (v) the failure of the Company to continue to provide the Executive with office space, related facilities and secretarial assistance that are commensurate with the Executive's responsibilities to and position with the Company; (vi) the notification by the Company of the Company's intention not to observe or perform one or more of the obligations of the Company under this Agreement; (vii) the failure by the Company to indemnify, pay or reimburse the Executive at the time and under the circumstances required by Section 6 of this Agreement; or (viii) the occurrence of any other material breach of this Agreement by the Company or any of its subsidiaries. Any such termination shall be made by written notice to each member of the Board, specifying the event relied upon for such termination and given within 60 days after such event. Any constructive termination shall be effective 60 days after the date the Chairman of the Board has been given such written notice setting forth the grounds for such termination with specificity; provided, however, that the Executive shall not be entitled to terminate this Agreement in respect of any of the grounds set forth above if within 60 days after such notice the action constituting such ground for termination has been cured and is no longer continuing. A constructive termination by the Company without Cause shall terminate the Restrictive Period hereunder.

                 4.7 Change of Control. For the purposes hereof, a "Change of Control of the Company" shall be deemed to have occurred if after the IPO Date (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Act, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding securities without the prior approval of at least a majority of the members of the Board in office immediately prior to such person attaining such percentage interest; (ii) there occurs a proxy contest or a consent solicitation, or the Company is a party to a merger, consolidation, sale of assets, plan of liquidation or other reorganization not approved by at least a majority of the members of the Board in office, as a consequence of which members of the Board in office immediately prior to such transaction or event constitute less than a majority of the Board thereafter; or (iii) during any period of two consecutive years, other than as a result of an event described in clause (ii) of this Section 4.7, individuals who at the beginning of such period constituted the Board (including for this purpose any new director whose election or nomination for election by the Company's stockholders was approved by a vote of at least a majority of the directors then still in office who were directors at the beginning of such period) cease for any reason to constitute at least a majority of the Board.

         5. Insurance. The Company may, from time to time, apply for and take out, in its own name and at its own expense, naming itself or one or more of its affiliates as the designated beneficiary (which it may change from time to time), policies for life, health, accident, disability or other insurance upon the Executive in any amount or amounts that it may deem necessary or appropriate to protect its interest. The Executive agrees to aid the Company in procuring such insurance by submitting to medical examinations and by filling out, executing and delivering such applications and other instruments in writing as may reasonably be required by an insurance company or companies to which any application or applications for insurance may be made by or for the Company.

         6.      Indemnification.

                 6.1 The Company shall, to the maximum extent not prohibited by law, indemnify the Executive if he is made, or threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the Company to procure a judgment in its favor (collectively, a "Proceeding"), by reason of the fact that the Executive is or was a director or officer of the Company, or is or was serving in any capacity at the request of the Company for any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against judgments, fines, penalties, excise taxes, amounts paid in settlement and costs, charges and expenses (including attorneys' fees and disbursements) paid or incurred in connection with any such Proceeding.

                 6.2 The Company shall, from time to time, reimburse or advance to the Executive the funds necessary for payment of expenses, including attorneys' fees and disbursements, incurred in connection with any Proceeding in advance of the final disposition of such Proceeding; provided, however, that, if required by the Texas Business Corporation Act, such expenses incurred by or on behalf of the Executive may be paid in advance of the final disposition of a Proceeding only upon receipt by the Company of an undertaking, by or on behalf of the Executive, to repay any such amount so advanced if it shall ultimately be determined by final judicial decision from which there is no further right of appeal that the Executive is not entitled to be indemnified for such expenses.

                 6.3 The right to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Section 6 shall not be deemed exclusive of any other rights which the Executive may now or hereafter have under any law, by law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

                 6.4 The right to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Section 6 shall continue as to the Executive after he has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of the Executive.

                 6.5 The Company shall purchase and maintain director and officer liability insurance on such terms and providing such coverage as the Board determines is appropriate, and the Executive shall be covered by such insurance on the same basis as the other directors and executive officers of the Company.

                 6.6 The right to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Section 6 shall be enforceable by the Executive in any court of competent jurisdiction. The burden of proving that such indemnification or reimbursement or advancement of expenses is not appropriate shall be on the Company. Neither the failure of the Company (including its board of directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that such indemnification or reimbursement or advancement of expenses is proper in the circumstances nor an actual determination by the Company (including its board of directors, independent legal counsel, or its stockholders) that the Executive is not entitled to such indemnification or reimbursement or advancement of expenses shall constitute a defense to the action or create a presumption that the Executive is not so entitled. The Executive shall also be indemnified for any expenses incurred in connection with successfully establishing his right to such indemnification or reimbursement or advancement of expenses, in whole or in part, in any such proceeding.

                 6.7 If the Executive serves (i) another corporation of which a majority of the shares entitled to vote in the election of its directors is held by the Company, or (ii) any employee benefit plan of the Company or any corporation referred to in clause (i), in any capacity, then he shall be deemed to be doing so at the request of the Company.

                 6.8 The right to indemnification or reimbursement or advancement of expenses shall be interpreted on the basis of the applicable law in effect at the time of the occurrence of the event or events giving rise to the applicable Proceeding.

         7.      Other Provisions.

                 7.1 Certain Definitions. As used in this Agreement, the following terms have the following meanings unless the context otherwise requires:

                          (i) "affiliate" with respect to the Company means any
                 other person controlled by or under common control with the Company but shall not include any stockholder or director of the Company, as such.

                          (ii) "person" means any individual, corporation,
                 partnership, firm, joint Company, association, joint-stock company, trust, unincorporated organization, governmental or regulatory body or other entity.

                          (iii) "subsidiary" means any corporation 50% or more
                 of the voting securities of which are owned directly or indirectly by the Company.

                 7.2 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, telegraphed, telexed or sent by facsimile transmission or, if mailed, on the date of actual receipt thereof, as follows:

                 (i)      if to the Company, to:

                          Eagle Geophysical, Inc.
                          50 Briar Hollow Lane
                          West Building, 6th Floor
                          Houston, Texas  77027
                          Attention: Chairman, Board of Directors

                          with a copy to:

                          Gardere Wynne Sewell & Riggs, L.L.P.
                          333 Clay Avenue, Suite 800
                          Houston, Texas  77002
                          Attention:  N. L. Stevens III

                 (ii)     if to the Executive, to:

                          Jay N. Silverman
                          50 Briar Hollow Lane
                          West Building, 6th Floor
                          Houston, Texas  02777

Any party may change its address for notice hereunder by notice to the other party hereto.

                 7.3 Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.

                 7.4 Waivers and Amendments. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof Nor shall any waiver on the part of any party of any such right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

                 7.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas (without giving effect to the choice of law provisions thereof) where the employment of the Executive shall be deemed, in part, to be performed and enforcement of this Agreement or any action taken or held with respect to this Agreement shall be taken in the courts of appropriate jurisdiction in Houston, Texas.

                 7.6 Assignment. This Agreement, and any rights and obligations hereunder, may not be assigned by the Executive and may be assigned by the Company (subject to Section 4.6 (iii) hereof) only to a successor by merger or purchasers of substantially all of the assets of the Company.

                 7.7 Counterparts. This Agreement may be executed in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which together shall constitute one and the same instrument.

                 7.8 Headings. The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

                 7.9 No Presumption Against Interest. This Agreement has been negotiated, drafted, edited and reviewed by the respective parties, and therefore, no provision arising directly or indirectly herefrom shall be construed against any party as being drafted by said party.

                 7.10 Validity Contest. The Company shall promptly pay any and all legal fees and expenses incurred by the Executive from time to time as a direct result of the Company's contesting the due execution, authorization, validity or enforceability of this Agreement.

                 7.11 Dispute Resolution. If any dispute arises out of or relates to this Agreement, or the breach thereof, Executive and the Company agree to promptly negotiate in good faith to resolve such dispute. If the dispute cannot be settled by the parties through negotiation, Executive and the Company agree to try in good faith to settle the dispute by mediation under the Commercial Mediation Rules of the American Arbitration Association before resorting to arbitration, litigation or any other dispute resolution procedure. If the parties are unable to settle the dispute by mediation as provided in the preceding sentence, any claim, controversy or dispute arising out of or relating to this Agreement, or the breach thereof, shall be settled by binding arbitration before a panel of three arbitrators in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitration shall be conducted in Houston, Harris County, Texas, or such other location to which the parties mutually agree. The decision of the arbitrator(s) shall be final and binding and judgment upon the award rendered may be entered in any court having jurisdiction thereof. The costs of mediation and arbitration may be awarded to either party by the mediator or the arbitrators and absent such award shall be borne equally by the parties.

                 7.12 Binding Agreement. This Agreement shall inure to the benefit of and be binding upon the Company and its respective successors and assigns and the Executive and his legal representatives.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.



                                        EXECUTIVE


                                        ---------------------------------------
                                        Jay N. Silverman


                                        COMPANY

                                        EAGLE GEOPHYSICAL, INC.


                                        By:
                                            -----------------------------------

                                            Name:
                                                  -----------------------------

                                            Title:
                                                  -----------------------------